Exhibit 10.1

ADMINISTRATIVE CONSULTING AGREEMENT

THIS ADMINISTRATIVE CONSULTING AGREEMENT (the “Agreement”), made this 14th day of June, 2003 by and between: Strategic Internet Investments, Incorporated, located at Suite 450-650 West Georgia Street, Vancouver, BC, V6B-4N8 (hereinafter referred to as (the “Company”) and David H. Anderson, an Administrative Consultant of 950 Burrard Street, Vancouver B.C. (hereinafter referred to as “Consultant”).

BACKGROUND

WHEREAS, the Company desires to engage Consultant to assist the Company on a non-exclusive basis to perform various administrative functions with respect to the Company’s requirements for financial and corporate reporting and compliance.

WHEREAS, the Company and the Consultant desire to set forth in this Agreement all of the terms and conditions that shall govern their business relationship.

NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual promises and covenants, the parties have agreed as follows:

1.

APPOINTMENT:

The Company hereby appoints Consultant as it’s non-exclusive Administrative Consultant and hereby retains Consultant, on the terms and conditions of this Agreement. Consultant accepts such appointment and agrees to perform the services upon the terms and conditions of this Agreement.

2.

TERM:

The term of this Agreement shall be for five (5) months from the date first written above. This Agreement can be terminated by either party upon giving 15 days written notice to the other party. Notwithstanding any termination of this Agreement, the promises of confidentiality set forth in this Agreement below shall survive for a period of one year following any termination hereof.

3.	SERVICES:

(a)
Consultant shall assist the Company with its financial and corporate reporting requirements as well as providing corporate governance advice on a best efforts basis. The Consultant also may from time to time, as requested by the Company, consult and assist in the preparation of registration statements, business plans, and attend meetings with potential investors and others who may undertake due diligence of the Company.

(b)
The Company will pay for all pre-approved expenses and disbursements incurred by the Consultant on behalf of the Company in connection with the Consultant’s functions, make its representatives available upon reasonable notice to meet with the Consultant and provide unrestricted access to any and all relevant documentation as reasonably requested by the Consultant in furtherance of completion of his responsibilities.

4.

LIMITATIONS ON SERVICES:

The parties recognize that certain responsibilities and obligations are imposed by Federal and State Securities Laws and by the applicable rules and regulations of Stock Exchanges, The National Association of Securities Dealers, in-house “due diligence” or “compliance” departments of brokerage houses, etc. Accordingly, Consultant agrees:

(a)
Company acknowledges that the Consultant does not hold any professional licenses, including any NASD license to serve as a broker-dealer; accordingly, the Consultant shall not act as a broker-dealer, and will not solicit the purchase of the Company’s equity securities from potential investors. All of Consultant’s services rendered pursuant to the terms of this Agreement shall be performed in full compliance with all applicable federal and state securities laws, rules and regulations.

(b)
Consultant shall not render any legal advice or perform accounting services and is not acting as an investment advisor within the meaning of the applicable state and federal Securities Laws, rules and regulations.

(c)	Consultant’s services shall not be exclusive nor shall Consultant be required to render any specific number of hours or assign specific personnel to the Company or it’s projects.

(d)	Consultant makes no promise that he will be successful in introducing the Company to potential investors.

5.	DUTIES OF COMPANY:

(a)
Company shall supply Consultant, on a reasonable and unrestricted basis, with all approved data and information about the Company, its management, its products, and its operations and the Company shall be responsible for advising Consultant of any facts which would affect the accuracy of any prior data and information previously supplied to Consultant so that Consultant may take corrective action.

(b)
The Company shall be deemed to make a continuing representation of the accuracy of any and all material facts, material, information, and data, which it supplies to Consultant and the Company acknowledges its awareness that Consultant will rely on such continuing representation.

(c)
Company hereby agrees to indemnify Consultant against, and to hold Consultant harmless from, any claims, demands, suits, loss, damages, and etc, arising out of Consultants reliance upon the accuracy and continuing accuracy of such facts, material, information, and data, unless Consultant has been negligent in fulfilling the duties and obligations hereunder.

6.

COMPENSATION:

Recognizing that the Company has very limited working capital and cannot make payment to the Consultant in cash, the Consultant agrees to accept 2500,000 common shares in the capital of the Company as full compensation for services provided to the Company under the Agreement. The shares shall be unrestricted, free-trading and will be held by the company and vest to the consultant in installments, as follows,

NUMBER OF SHARES	VESTING/DISTRIBUTION DATE

150,000	Immediately upon signing agreement

25,000	Two month after agreement date, subject
to satisfactory performance

25,000	Three months after agreement date,
subject to satisfactory performance

25,000	Four months after agreement date, subject
to satisfactory performance

25,000	Five months after agreement date, subject
to satisfactory performance

The Company, in it sole discretion, may elect to accelerate vesting of the shares to the Consultant based upon the performance of the Consultant. The Consultant shall have no responsibility to perform any services under the terms of this Agreement until the compensation has been issued in full and the first vesting traunch received in good order by the Consultant as described above.

(b)
In the event that the Consultant elects to terminate this agreement prior to completing the full term of this agreement or the agreement is terminated with cause by the Company, the Consultant shall return to the Company that pro rata number of shares that equates to the un-expired term of the agreement. For example, if agreement is terminated with two months remaining in the term, Consultant will return 100,000 shares to the Company.

6.
CONFIDENTIALITY: Consultant acknowledges that the execution and delivery of this Agreement as well as certain, non-public information that it may receive from the Company is “Confidential Information” which shall also include any and all information in oral or written form that is disclosed to a party (“the Receiving Party”), by the other party (“the Disclosing Party”) that has not been publicly made known by the Disclosing Party either prior to or subsequent to the Receiving Party’s receipt of such information. With respect to any non-public, material information the Consultant may obtain concerning the Company, the Consultant hereby acknowledges the application of the antifraud rules of the federal securities laws concerning its use and dissemination. Each party acknowledges that the other party is entering into this Agreement in large part because of the promises made in this paragraph and that any breach or threatened breach by a party of these promises will result in irreparable damage to a party for which liquidated damages count not be reasonably calculated. Accordingly, both parties agree that in the event of a breach or threatened breach of the promises made in paragraph, a party may seek and obtain an injunction against any such breach or threatened breach in any federal or provincial court in the Province of British Columbia upon application and to whose jurisdiction the parties hereby consent. The Company agrees not to contact any of the Consultant’s funding sources without the prior consent of Consultant for a period of Three (3) years after the termination of this Agreement.

7.
ENTIRE AGREEMENT: This instrument contains the entire Agreement of the parties and may be modified only by Agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. This Agreement is performable in British Columbia, Canada.

IN WITNESS WHEREOF, the persons signing below warrant that they are duly authorized to sign for and on behalf of, the respective parties. This Agreement may be executed in duplicate originals, and any executed copy of this Agreement made by reliable means (e.g. photocopy or facsimile) shall be considered an original.

For: Strategic Internet Investments, Incorporated For: Consultant

By:	signed by “Ralph Shearing”_	By:	signed by “David Anderson”_
	Ralph Shearing, President		David H. Anderson
	Dated: June14, 2003		Dated: June 14, 2003